Exhibit 99.2

Hanesbrands FAQs

Updated October 31, 2019 – New or updated information is in red

General and Current Period FAQs (Guidance comments as of October 31, 2019)

(1)	Q:	What is factored into your full-year 2019 guidance?

A:

Revenue: Our full-year revenue guidance of $6.935 billion to $6.985 billion represents low-single-digit growth year over year. It includes the following assumptions: (a) approximately $18 million of non-organic acquisition contributions from Bras N Things (from the beginning of the year through the mid-February closing anniversary – reflected in the International segment); (b) F/X headwind of approximately $123 million (reflected in the International segment); and, (c) organic constant-currency growth approaching 4% at the midpoint. Based on our year-to-date results and stronger-than-expected performances in our Champion and International businesses, we raised the midpoint of our full-year revenue guidance range.

Using the midpoint, by segment, we expect U.S. Innerwear revenue to be down between 2.5% to 3% for the full-year, which reflects our year-to-date performance and fourth quarter guidance. U.S. Activewear’s revenue growth is expected to be approximately 3.5% for the year reflecting: (a) mid-30% growth in Champion, excluding the mass channel (i.e. C9); (b) C9 activewear revenue of approximately $355 million, which represents a decline of approximately 7% as compared to 2018; and, (c) a decline in the rest of the Activewear segment driven by softer second-half demand trends in the printwear channel as well as our continued shift into higher-margin products. The mix impact of these assumptions should yield margin improvement in our U.S. Activewear segment for the year. For the full year, our International segment revenue is expected to be up more than 7% on a reported basis. On an organic, constant-currency basis, our guidance reflects growth approaching 12% driven by our International Champion businesses as well as our innerwear businesses in Asia, Australia and the Americas, which is expected to be partially offset by the impact from macro headwinds on our European innerwear business.

Operating Profit (GAAP and Adjusted): We tightened the high-end of our full-year operating profit ranges. Our full-year Adjusted Operating Profit guidance of $955 million to $980 million excludes all pretax acquisition, integration, and other charges. It includes approximately $3 million of non-organic acquisition contributions from Bras N Things (first quarter) as well as an F/X headwind of approximately $17 million. At the midpoint, our guidance implies Adjusted Operating Margin is consistent year over year. Our operating profit guidance reflects a year over year increase in investments (for example, brand support) of more than $30 million. Our full-year GAAP Operating Profit guidance of $900 million to $925 million incorporates our Adjusted Operating Profit guidance as well as our assumption of approximately $55 million of pretax acquisition, integration, and other charges.

Interest/Other Expenses and Tax Rate: Our guidance assumes approximately $213 million of Interest and Other expenses as well as a tax rate of approximately 14%. We lowered our Interest and Other expense assumption to reflect lower interest expense and lower debt.

EPS (GAAP and Adjusted): Based on our year-to-date performance and lower interest expense, we raised the midpoint of our full-year EPS guidance ranges. At the mid-point, our guidance implies full-year GAAP and Adjusted Net Income of approximately $601 million and $649 million, respectively. Our full-year GAAP EPS guidance is $1.61 to $1.67 and our Adjusted EPS guidance, which excludes all pretax acquisition, integration, and other charges, is $1.74 to $1.80. Both ranges are based on diluted shares outstanding of less than 366 million.

Cash flow from operations: Our full-year cash flow from operations guidance is $700 million to $800 million. Consistent with our normal seasonality, cash flow from operations was a use in the first half. Our capital expenditure guidance is $90 million to $100 million.

Pretax expenses: Our guidance reflects approximately $55 million of pretax acquisition, integration, and other expenses, of which $35 million are cash. These charges reflect the completion of the integrations of all remaining acquisitions as well as our supply chain actions, including the reduction of associated overhead costs, principally within our Western Hemisphere network. In isolation (for example, excluding other changes such as business mix, inflation, deflation, pricing, etc.), we would expect these actions to deliver approximately $50 million of incremental operating profit, beginning with approximately $40 million in 2020 and the remaining approximately $10 million in 2021.

(2)	Q:	What is factored into your Q4 2019 guidance?

A:

We expect total net sales of $1.719 billion to $1.769 billion. This includes an approximate $20 million headwind from the effects of foreign exchange rates as compared to last year. The foreign exchange impact is reflected within the International segment. Our revenue guidance also reflects the previously disclosed second-half headwinds in our Activewear segment from the exited commodity programs in the mass channel and the wind down of C9 (see question 3). At the midpoint, our revenue guidance implies constant-currency revenue is relatively consistent year over year, or down less than 1.5% on a reported basis.

With respect to our segments, the midpoint of our fourth quarter guidance assumes an approximate 2% decline in U.S. Innerwear revenue. In U.S. Activewear, revenue is expected to decline approximately 7% over prior year, which is unchanged from our prior outlook. Our Activewear outlook reflects: (a) high-teens growth, or approximately $40 million of growth, in Champion Activewear (excluding C9); (b) an approximate 30% decline, or slightly more than $30 million, in C9 (see question 3); and, (c) an approximate 20% decline, or nearly $40 million, for the remainder of the Activewear segment due to the previously disclosed exit of commodity programs (see question 3) and a more cautious outlook with respect to demand trends in the printwear channel. In International, our guidance assumes reported revenue growth of approximately 4% and constant-currency revenue growth of approximately 7%.

Our guidance for GAAP Operating Profit is $248 million to $273 million. Our guidance for Adjusted Operating Profit, which excludes approximately $11 million of pretax acquisition, integration, and other expenses, is $259 million to $284 million. Our fourth quarter operating profit guidance includes an expected F/X headwind of approximately $3 million. At the midpoint, our guidance implies Adjusted Operating Margin expands approximately 90 basis points over prior year.

Our guidance assumes Interest and Other expenses of approximately $51 million and a tax rate of approximately 14%. Our guidance for GAAP EPS is $0.46 to $0.52. Our guidance for Adjusted EPS, which excludes pretax acquisition, integration, and other expenses, is $0.48 to $0.54. Both ranges are based on diluted shares outstanding of slightly less than 366 million for the quarter.

(3)	Q:	Can you provide any thoughts on C9 and the exited businesses impacting the second half 2019 year over year comparisons within the U.S. Activewear segment?

A:

As we have discussed since the beginning of the year, in the second half of 2019 we expect our U.S. Activewear segment, as well as the total company, will be impacted by the planned wind down of C9 and the exit of commodity programs in the mass channel (i.e. our remixing activity). With respect to our C9 Activewear business, our 2019 guidance assumes revenue of approximately $355 million, which represents an approximate $27 million decline as compared to the $382 million in 2018. Our 2019 revenue assumption of approximately $355 million for C9 Activewear is approximately $15 million higher than our prior outlook of approximately $340 million. This change is the result of C9’s outperformance in the third quarter of 2019 relative to our prior outlook, which was driven by strong sell through. In the fourth quarter of 2019, we expect C9 Activewear revenue to decline slightly more than $30 million year over year (or approximately 30%). Our fourth quarter 2019 outlook for C9 Activewear is essentially unchanged from our previous guidance.

With respect to the exited commodity programs in the mass channel, our guidance assumes zero revenue from these programs in 2019 as compared to slightly less than $70 million of revenue in 2018. On a quarterly basis, these exited programs represented approximately $10 million of revenue in the first quarter of 2018, approximately $10 million in the second quarter of 2018, approximately $30 million in the third quarter of 2018, and approximately $20 million in the fourth quarter of 2018.

(4)	Q:	Are you impacted by the increased tariffs on products coming into the U.S. from China?

A:

Unlike the vast majority of the apparel industry, our exposure to China is minimal. We do not own any manufacturing operations in China. Of our third-party sourced units for the U.S. market, China represents less than 3% of our U.S. costs. We have action plans in place that are expected to further reduce imports from China to the U.S. over the next 12 – 18 months.

(5)	Q:	Can you provide an update on the progress toward your 2022 goal of $2 billion in global Champion revenue?

A:

At our Investor Day in May 2018, we set a goal to double our Champion revenue, outside the mass channel (i.e. C9), from approximately $1 billion in 2017 to $2 billion in 2022, representing a 15% CAGR over five years. For 2018, Champion sales, excluding C9, were approximately $1.36 billion. We expect 2019 full-year Champion sales, excluding C9, to be approximately $1.9 billion, which represents an approximate 40% increase over 2018 and is higher than our prior outlook in August. Based on these trends, we remain ahead of schedule in achieving our $2 billion revenue goal.

Global Champion, excluding C9, has generated over $1 billion dollars of incremental sales in just three years, and its dollar growth continues to increase. Year-to-date, on a constant currency basis, Global Champion revenue has increased approximately $470 million. The growth through the first nine months of this year is already more than $100 million higher than the growth in all of 2018. Looking ahead, we believe Champion is well-positioned to generate another $1 billion dollars of growth over the next several years, representing continued double-digit growth in 2020 and beyond.

(6)	Q:	What are your thoughts on cash flow from operations going forward?

A:

Looking out over the next several years, we continue to anticipate higher levels of cash flow from operations as we believe we have considerable opportunities from working capital improvements, lower charges, and previously discussed supply chain savings initiatives, among others. With respect to 2019, we believe we are well positioned to achieve our full-year guidance for cash flow from operations. Based on our year-to-date cash flow from operations performance, if we were to generate a similar amount of cash flow in the fourth quarter 2019 as we did in the fourth quarter 2018, we would achieve the midpoint of our 2019 guidance range. On a trailing twelve month basis (as of September 2019), we have generated approximately $747 million of cash flow from operations.

Looking to 2020, while we are currently in the process of developing our budget, we believe we are well positioned for continued cash flow growth. Beginning with the midpoint of our 2019 cash flow from operations guidance and factoring in the various items we have discussed in the past such as lower acquisition and supply chain-related charges, supply chain savings initiatives, margin expansion, and the wrap of our 2019 price increase, this would generate annual cash flow from operations approaching $900 million.

(7)	Q:	What is your long-term capital allocation strategy and what are your priorities for 2019?

A:

Our long-term capital allocation strategy is to effectively deploy our significant, consistent cash flow to generate the best long-term returns for our shareholders. Over time, our goal is for our leverage ratio of net debt-to-adjusted EBITDA to be in a range of 2 to 3 times. Our strategy is to use our cash flow from operations to first fund capital investments and our dividend. When we are within our targeted leverage range, we intend to use debt for acquisitions and use excess free cash flow, which is defined as cash from operations less capital expenditures and dividends, to repurchase stock. When we are outside of our targeted leverage range, we plan to use excess free cash flow to pay down debt. Our leverage ratio at the end of the third quarter 2019 was 3.3 times net debt-to-adjusted EBITDA as compared to 3.8 times at the end of the third quarter 2018. Our net debt at the end of the third quarter declined approximately $470 million year over year.

For 2019, given our leverage is currently outside of our long-term range, our plan is to use all excess free cash flow to pay down debt, which we began to do in the third quarter of 2018. Based on our 2019 guidance, we expect our leverage ratio to be approximately 2.9 times on a net debt-to-adjusted EBITDA basis by the end of 2019.

(8)	Q:	Do you believe your business model can continue to deliver long-term double-digit total shareholder returns?

A:

Yes. We continue to diversify our business model to be in a position to provide more consistent organic revenue growth and optimize our strong cash flow. Over the past several years, we have significantly diversified our business model by investing in our core brands, investing in our online operations, and investing in international expansion to provide us with multiple paths for delivering growth and long-term shareholder returns. We believe we have diversified in a way that the combination of our organic and acquisition strategies provides us the ability to deliver revenue and EPS growth regardless of short-term challenges. And when you layer on the returns from deploying our significant levels of cash flow, we believe we are well positioned for long-term double-digit total shareholder returns.

(9)	Q:	How does a change in currency exchange rates impact your financial results?

A:

Changes in exchange rates between the U.S. Dollar and other currencies can impact our financial results in two ways; a translation impact and a transaction impact. The translation impact refers to the impact that changes in exchange rates can have on our published financial results. Similar to many multi-national corporations that publish financial results in U.S. Dollars, our revenue and profit earned in local foreign currencies is translated back into U.S. Dollars using an average exchange rate over the representative period. A period of strengthening in the U.S. Dollar results in a negative impact to our published financial results (because it would take more units of a local currency to convert into a dollar). The opposite is true during a period of weakening in the U.S. Dollar. The transaction impact on financial results is common for apparel companies that source goods because these goods are purchased in U.S. Dollars. The transaction impact from a strengthening dollar would be negative to our financial results (because the U.S. Dollar-based costs would convert into a higher amount of local currency units, which means a higher local-currency cost of goods, and in turn, a lower local-currency gross profit). The transaction impact from exchange rates is typically recovered over time with price increases. However, during periods of rapid change in exchange rates, pricing is unable to change quickly enough. In these situations, it could make sense to hedge the exchange rate exposure in sourcing costs.

***	For prior FAQs please see our prior Securities and Exchange Commission reports, including our Current Reports on Form 8-K.***

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Charges for Actions and Reconciliation to GAAP Measures

To supplement our financial guidance prepared in accordance with generally accepted accounting principles, we provide quarterly and full-year results and guidance concerning certain non-GAAP financial measures, including adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA, adjusted EBITDA and net debt.

Adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions. Adjusted net income is defined as net income excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions.

Charges for actions taken in 2018 primarily represent: acquisition and integration costs related to Hanes Europe Innerwear, Hanes Australasia, Champion Europe, Alternative Apparel and Bras N Things, and other costs related to supply chain network changes. Charges for actions taken and expected to be taken in 2019 primarily represent supply chain network changes and overhead reduction as well as completion of outstanding acquisition integration. Acquisition and integration costs include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, facility closures, inventory write-offs, information technology integration costs and similar charges related to the integration of recently acquired businesses. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon acquisition activity.

We have chosen to present these non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisitions and other actions. We believe these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the Company’s ongoing business during each period presented without giving effect to costs associated with the execution and integration of any of the aforementioned actions taken.

In addition to these non-GAAP measures, we have chosen to present EBITDA, adjusted EBITDA and the ratio of net debt to adjusted EBITDA to investors because we consider these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions and stock compensation expense. Net debt is defined as total debt less cash and cash equivalents. We believe that these metrics are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses the ratio of net debt to adjusted EBITDA for planning purposes in connection with setting our capital allocation strategy. These metrics should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

We are a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to our reported operating results, we also present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation. We believe this information is useful to management and investors to facilitate comparison of operating results and better identify trends in our businesses. To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies. See our press release dated October 31, 2019 to reconcile quarterly and full-year non-GAAP performance measures to the most directly comparable GAAP measure. A copy of the press release is available at www.Hanes.com/investors.

Cautionary Statement Concerning Forward-Looking Statements

These FAQs certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements regarding 2019 financial guidance, statements regarding outlook for Champion brand growth, statements regarding our outlook for future cash flow growth and reduced leverage and assumptions regarding consumer behavior, foreign exchange rates and channel disruption and future retail door closures are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to properly manage strategic projects in order to achieve the desired results; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets; significant fluctuations in foreign exchange rates; our reliance on a relatively small number of customers for a significant portion of our sales; legal, regulatory, political and economic risks related to our international operations; our ability to realize all of the anticipated benefits of acquisitions; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.